EXHIBIT 10.5

FORM OF CONSENT FOR NAMED EXECUTIVE OFFICERS

[February ], 2023

[Name]
[Email]

Re: Agreed Salary Reduction

Dear [Name],

I am writing to follow up on the recent communications about the proposed changes to your salary in connection with your employment with Micron Technology, Inc. (‘Micron’) and similar reductions in compensation for your peer group. In light of the current challenging business environment, Micron is asking you to prospectively confirm your acceptance of the following changes to your base salary and related arrangements in order to, among other things, help reduce costs and protect our business:

Beginning on February 5, 2023, your gross annual base salary will be reduced by [ ]% to USD [ ] for the remainder of Micron’s fiscal year 2023.

Any payment, benefit or entitlement calculated by reference to your base salary (including but not limited to leave payments, retirement contributions, and incentive pay (if applicable)) will be calculated based on your reduced base salary for the remainder of fiscal year 2023, except to the extent otherwise required by law or as expressly provided under any applicable employment agreement. However, for purposes of any written agreement with Micron (such as an offer letter, severance or change in control agreement) that contains severance that is calculated based on your base salary, the reduction described above will not apply. In other words, if you qualify for severance, your severance amount that is based on your base salary (but not other elements of severance such as incentive and equity compensation) will be calculated as if the above base salary reduction did not occur.

All other terms of your employment remain in full force and effect other than as varied by this letter. In particular, we do not believe that this reduction in pay creates a breach of any employment agreement between you and Micron or provides the basis for a “good reason” termination (or under any similar concept) under any employment or other agreement with Micron.

Please let us know if you have any questions. Otherwise, we would be grateful if you could confirm your agreement and consent to the above by signing in the space indicated below as soon as possible and in no event by later than [ ], [February ], 2023.

Thank you for your support, professionalism and key leadership in this difficult time.

Yours sincerely,

[Name of Signatory]
[Title of Signatory]
_______________________________________________________________________

I confirm that I have read and understand the above, and that I agree and consent to the changes set out above. I also confirm that all other terms of my employment agreements with Micron remain in full force and effect and that this reduction in pay does not constitute a breach of any employment agreements with Micron or provide the basis for me to terminate for “good reason” (or under any similar concept) under any employment, compensation, severance, change in control or other agreements with Micron.

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[Name]                                    Date